Exhibit 10.2

Execution Version

AMENDMENT NUMBER TWENTY EIGHT TO LOAN

AND SECURITY AGREEMENT

THIS AMENDMENT NUMBER TWENTY EIGHT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of April 26, 2023 (the “Amendment Twenty Eight Effective Date”) is entered into between PMC FINANCIAL SERVICES GROUP, LLC, a Delaware limited liability company (“Lender”), and REAL GOOD FOODS, LLC, a Delaware limited liability company (“Borrower”), in light of the following:

RECITALS

WHEREAS, Borrower and Lender have previously entered into that certain Loan and Security Agreement, dated as of June 30, 2016, as amended from time to time (the “Agreement”).

WHEREAS, Borrower has requested that Lender make a new term loan to Borrower in the amount of $2,600,000 to finance the acquisition of a new oven and ancillary downstream equipment.

WHEREAS, Lender has agreed to Borrower’s request subject to the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.	DEFINITIONS. All terms which are defined in the Agreement shall have the same definition when used herein unless a different definition is assigned to such term under this Amendment.

2.	AMENDMENTS. Effective as of the Amendment Twenty Eight Effective Date (as that term is defined in Section 2.1 of this Amendment), the Agreement is amended as follows:

2.1 Additional Definitions. Section 8 of the Agreement is amended by adding the following definitions:

“Amendment Twenty Eight” means that certain Amendment Number Twenty Eight to Loan and Security Agreement, dated as of April 26, 2024, between Lender and Borrower.

“Amendment Twenty Eight Effective Date” shall have the meaning set forth in the preamble to Amendment Twenty Eight.

2.2 Change in Credit Limit. The first two paragraphs of Section 1 of the Schedule to Loan and Security Agreement are deleted and replaced with the following:

The Credit Limit shall be the sum of A, B, C, and D below:

As used herein, the term “Loans” means, individually and collectively, Revolving Loans under Part A below, the Term Loan B under Part B below, the COI Term Loan under Part C below, and the “Oven Term Loan” under Part D below.

2.3 Extension of Revolver Loan Maturity Date and Term Loan B Maturity Date. The Revolver Maturity is hereby extended from November 30, 2025, to December 31, 2026, and the Term Loan B Maturity Date is hereby extended from December 31, 2025, to December 31, 2026.

2.4 New Delayed Draw Term Loan. A new Section 1D is added to the Schedule to Loan and Security Agreement as follows:

D. Oven Term Loan. Subject to the terms and conditions of this Agreement, Lender agrees to make a delayed draw term loan (the “Oven Term Loan”) to Borrower in the principal amount of Two Million Six Hundred Thousand Dollars ($2,600,000). The draw period shall commence on the Amendment Twenty Eight Effective Date and shall terminate on the 46th day following the Amendment Twenty Eight Effective Date (the “Draw Period”). The proceeds of the Oven Term Loan shall be used to pay the hard costs for the acquisition of a new oven and ancillary downstream equipment (the “Oven”).

On the last day of the first full month following the conclusion of the Draw Period, and continuing on the last day of each month thereafter until the Oven Term Loan has been repaid in full, interest on the Oven Term Loan shall be paid monthly as provided in Section 1.2 of this Agreement and Section 2 of the Schedule. On the last day of the fourth full month following the conclusion of the Draw Period, and continuing on the last day of each month thereafter up to an including May 31, 2029, Borrower shall make monthly payments of principal and interest. Lender shall issue to Borrower monthly invoices for the principal and interest payments then due.

The Oven Term Loan shall be due and payable on the earliest of the following dates (“Oven Term Loan Maturity Date”) (i) May 31, 2029, (ii) the date the Oven Term Loan has been paid in full, (iii) the Revolver Maturity Date, or (iv) the date this Agreement terminates by its terms or is terminated, as provide in this Agreement. On the Oven Term Loan Maturity Date (or, if earlier, upon acceleration of the Obligations in accordance with the terms of this Agreement), the entire unpaid principal balance of the Oven Term Loan, plus all accrued and unpaid interest and other Obligations relating to the Oven Term Loan, shall be due and payable. Any portion of the Oven Term Loan that is repaid may not be reborrowed.

All payments by Borrower to Lender in respect of the Term Loan shall be made via ACH banking transfer to Lender’s bank account per written instructions that Lender shall provide to Borrower.

2.5 Interest Rate on Oven Term Loan. The following provisions are added to Section 2 of the Schedule to the Loan and Security Agreement:

The Oven Term Loan shall bear interest at an annual rate equal to (i) the “Prime Rate” currently in effect from time to time minus 0.5%, plus (ii) payable in kind (“PIK”) interest of 6.85% per annum. Interest payments shall be due on the last day of each month following the Amendment Twenty Eight Effective Date. Borrower shall have the option to pay in cash any monthly PIK interest. PIK interest not paid by Borrower shall be added to the outstanding principal balance of Oven Term Loan on last day of each month. The Prime Rate applicable to the Oven Term Loan shall have a floor interest rate of 8.0% per annum. Monthly cash payments of interest shall be calculated and paid at the rate of 8.0% per annum. In the event the Prime Rate goes up, any interest accrued in excess of a rate of 8.0% per annum shall be payable at the end of the fiscal quarter.

2.6 Make Whole and Prepayment Fee on Oven Term Loan. The following make whole and prepayment fees shall be added to Section 3 of the Schedule to the Loan and Security Agreement:

Make Whole and Prepayment Fee: In the event that Borrower elects to prepay the Oven Term Loan prior to the conclusion of the eighteenth months following the Amendment Twenty Eight Effective Date, the Borrower shall “make whole” the Lender with a payment equal to the sum of the remaining interest payments on the Oven Term Loan payable during the first eighteen months after Amendment Twenty Eight Effective Date. In addition to the “make whole” payments a prepayment fee of three and one-half percent (3.5%) in year 1, two and one-half percent (2.5%) in year two, and one and one-half percent (1.5%) in year three will be assessed on the original balance of the Oven Term Loan. No prepayment fee shall be due if Borrower prepays the Oven Term Loan after year 3. The make whole and prepayment fee shall be due from Borrower to Lender upon any prepayment of the principal of the Oven Term Loan, including without limitation any prepayment as a result of an Event of Default. Prepayments of the principal amount of any Loan shall be applied to the payments set forth herein in the inverse order of their maturity. Notwithstanding the foregoing, if no Event of Default has occurred and is continuing and the Oven Term Loan is prepaid in full prior to the six month anniversary of the Amendment Twenty Eight Effective Date, the make whole and prepayment fee shall be waived.

In the event Borrower repays all of the outstanding Obligations within six months following the Amendment 28 Effective Date, then the Lender shall waive the make whole and prepayment fees

3.

WARRANT. In consideration for Lender agreeing to (a) extend the Revolver Maturity Date and the Term Loan B Maturity Date, and (b) enter into the Conditional Waiver Agreement concurrently herewith, Borrower has agreed to issue to Lender a non-dilutive warrant equal to 4.9% of the Borrower and containing terms and conditions acceptable to Lender.

4.	CONDITION PRECEDENT AND SUBSEQUENT.

4.1 Condition Precedent. This Amendment shall be effective only upon satisfaction in full of the following conditions precedent:

A.	Lender shall have received a fully executed copy of this Amendment Twenty Eight.

B.	Lender shall have received the warrants that Borrower is obligated to issue to Lender pursuant to Section 3 of this Amendment.

C.	Borrower and Lender shall have entered into a Conditional Waiver Agreement containing terms and conditions acceptable to Lender.

5.

REPRESENTATIONS AND WARRANTIES. Borrower hereby affirms to Lender that all of Borrower’s representations and warranties set forth in the Agreement are true, complete and accurate in all respects as of the date hereof.

6.	LIMITED EFFECT. Except for the specific amendments contained in this Amendment, the Agreement shall remain unchanged and in full force and effect.

7.

RELEASE BY BORROWER. Borrower, for itself, and for its agents, servants, officers, directors, shareholders, employees, heirs, executors, administrators, successors and assigns, forever release and discharge Lender and its servants, employees, accountants, attorneys, shareholders, subsidiaries, officers, directors, heirs, executors, administrators, successors and assigns from any and all claims, demands, liabilities, accounts, obligations, costs, expenses, liens, actions, causes of action, rights to indemnity (legal or equitable), rights to subrogation, rights to contribution and remedies of any nature whatsoever, known or unknown, which Borrower had, now has, or has acquired, individually or jointly, at any time prior to the Amendment Twenty Eight Effective Date, including specifically, but not exclusively, and without limiting the generality of the foregoing, any and all of the claims, damages, demands and causes of action, known or unknown, suspected or unsuspected by Borrower which:

7.1 Arise out of the Loan Documents;

7.2 Arise by reason of any matter or thing alleged or referred to in, directly or indirectly, or in any way connected with, the Loan Documents; or

7.3 Arise out of or in any way are connected with any loss, damage, or injury, whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the Lender or any party acting on behalf of Lender.

8.

WAIVER OF CALIFORNIA CIVIL CODE SECTION 1542. Borrower acknowledges that there is a risk that subsequent to the execution of this Amendment it may incur or suffer losses, damages or injuries which are in some way caused by the transactions referred to in the Loan Documents or the Agreement, but which are unknown and unanticipated at the time this Agreement is executed. Borrower does hereby assume the above mentioned risks and agree that this Amendment shall apply to all unknown or unanticipated results of the transactions and occurrences described herein, as well as those known and anticipated, and upon advice of counsel, Borrower does hereby knowingly waive any and all rights and protections under California Civil Code Section 1542 which section has been duly explained and reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

9.

LEGAL ADVICE OBTAINED. The advice of legal counsel has been obtained by each party prior to signing this Amendment and each party executes this Amendment voluntarily, with full knowledge of its significance, and with the express intention of effecting the legal consequences provided by Section 1541 of the California Civil Code, namely, the extinguishment of obligations except for the executory provisions of the Agreement as amended by this Amendment.

10.

COUNTERPARTS; EFFECTIVENESS. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed to be an original. All such counterparts, taken together, shall constitute but one and the same Amendment. This Amendment shall become effective upon the execution of this Amendment by each of the parties hereto.

[signatures are on the following pages]

IN WITNESS WHEREOF, Lender and Borrower have executed this Amendment.

REAL GOOD FOODS, LLC

By: The Real Good Food Company, Inc.
Its: Managing Member

By:
Name:	Bryan Freeman
Title:	Executive Chairman

Signature Page to Amendment Number Twenty Eight to Loan and Security Agreement

PMC FINANCIAL SERVICES GROUP, LLC

By
Name:	Walter E. Buttkus, III
Title:	President

Signature Page to Amendment Number Twenty Eight to Loan and Security Agreement